Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A NON-DELAWARE CORPORATION

TO A DELAWARE CORPORATION

PURSUANT TO SECTION 265 OF THE

DELAWARE GENERAL CORPORATION LAW

1.The jurisdiction where the Non-Delaware Corporation was first incorporated, and immediately prior to filing this Certificate of Conversion, is the State of Florida.

2.The date on which the Non-Delaware Corporation was first incorporated is January 19, 1984.

3.The name of the Non-Delaware Corporation immediately prior to filing this Certificate of Conversion is CryoLife, Inc., a Florida corporation.

4.The name of the Delaware Corporation as set forth in the Certificate of Incorporation filed in accordance with subsection (b) of Section 265 of the General Corporation Law of the State of Delaware is CryoLife, Inc.

5.This Certificate of Conversion shall take effect at a later date, which is not more than ninety (90) days from the date of filing. The delayed effective date is January 1, 2022 at 11:59 p.m. Eastern time.

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IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate of Conversion on the 29th day of November, 2021.

CRYOLIFE, INC.

By: /s/ J. Patrick Mackin
Name: J. Patrick Mackin
Title: Chief Executive Officer